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                                                                  Exhibit 16.1

March 11, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549


Gentlemen:

We have read Item 4 of Form 8-K dated March 7, 2003, of Valley National Gases, Incorporated and are in agreement with the statements contained in: (a) the second and third paragraphs on page one as it relates to the year ended June 30, 2002 (other auditors performed the audit of the June 30, 2001 financial statements); and (b) the fourth paragraph on page two. We have no basis to agree or disagree with other statements of the registrant contained in the first paragraph on page one.

                                                Very truly yours,

                                                /s/ Ernst & Young LLP